MORGAN FUNSHARES, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held Friday, October 31, 2003

A Special Meeting of the shareholders of Morgan FunShares, Inc. (the “Fund”) will be held Friday, October 31, 2003 at 11:00 a.m., Eastern Time, at the offices of Fifth Third Bank, 1404 East Ninth St., 6th Floor, Cleveland, Ohio 44114 to consider and act on the following matters:

1. To approve a Plan of Dissolution and Liquidation approved by the Fund’s Board of Director’s on September 11, 2003, subject to approval by shareholders at the Special Meeting; and

2. To consider and act upon any matters incidental to the foregoing and to transact such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof.

Shareholders of record as of the close of business on September 11, 2003 are entitled to vote at the Special Meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

James C. Onorato

Secretary

Cleveland, Ohio

October 1, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

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PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Morgan FunShares, Inc. (the “Fund”) for use at a Special Meeting of its shareholders, to be held Friday, October 31, 2003 at 11:00 a.m. Eastern Time, at the offices of Fifth Third Bank, 1404 East Ninth St., 6th Floor, Cleveland, Ohio 44114.

Shareholders of record as of the close of business on the record date, September 11, 2003, are entitled to vote at the Special Meeting or any adjournment thereof. As of that date, 1,175,990 common shares of the Fund were outstanding, each of which is entitled to one vote at the Special Meeting.

This proxy statement and form of proxy is being mailed to shareholders on or about October 1, 2003.

The Fund will furnish, without charge, copies of its most recent Annual Report and Semi-Annual Report to any shareholder who requests them by contacting Mr. Robert F. Pincus, Fifth Third Asset Management, 1404 East Ninth St., 6th Floor, Cleveland, Ohio 44114 (Call toll-free 800-446-2987). These reports are not to be regarded as proxy-soliciting materials.

At the Special Meeting, shareholders will vote on the proposal (the "Proposal") being considered as described below and in the Notice of Special Meeting.

The Fund knows of no business other than the Proposal which will be presented for consideration at the Meeting. If any other matters are properly presented, it is the intention of the persons named on the enclosed proxy card to vote proxies in accordance with their best judgment. In order to act upon the Proposal for a Fund, a quorum consisting of a majority of the shares of the Fund entitled to vote at the Meeting must be present in person or by proxy. If a quorum is not present at the Meeting or if a quorum is present, but sufficient votes to approve the Proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies for the Proposal, provided they determine that such an adjournment and additional solicitation is reasonable and in the best interests of shareholders.

PROPOSAL -- TO APPROVE THE PLAN OF DISSOLUTION AND

LIQUIDATION (THE "PLAN")

GENERAL

The Fund proposes to liquidate its assets and dissolve pursuant to the provisions of the Plan as approved by the Board at its meeting held on September 11, 2003. At that meeting, the Board reluctantly determined that an orderly liquidation of the Fund's assets was in the best interests of the Fund and its shareholders. The Plan, a copy of which is attached to this Proxy Statement as Appendix A, provides for the complete liquidation of all of the assets of the Fund. If the Plan is approved by the requisite shareholder vote, Fifth Third Asset Management, Inc., the Fund’s investment adviser (“Fifth Third” or the "Adviser") will undertake to liquidate the Fund's assets in an orderly manner at market prices and on such terms and conditions as the Adviser determines to be reasonable and in the best interests of the Fund and its shareholders. Before liquidating, the Fund may make one or more dividend distributions of income or capital gain realized on the disposition of its portfolio securities.

Approval of the Plan is assured based upon the expressed intention of the Estate of Burton D. Morgan (the “Estate”) to vote all of its shares in favor of the Plan. The Estate owns in excess of 51% of the Fund’s outstanding shares. Approval of the Plan In the highly unlikely event that the Plan is not approved, the Board will consider what other action should be taken with respect to the Fund.

Although portions of the Plan are summarized in this Proxy Statement, such summaries are qualified in their entirety by reference to the Plan itself which is attached to this Proxy Statement as Appendix A.

REASONS FOR THE LIQUIDATION

The Fund’s founder, Chairman, and principal shareholder, Burton D. Morgan, died on March 6, 2003. Until shortly prior to his death, Mr. Morgan also acted as the Fund’s investment advisor. Approximately 51.5% (605,558 shares) of the Fund’s Shares is held by the Estate.

At a series of Board meetings held following Mr. Morgan’s death, the Board reluctantly came to the conclusion that liquidation of the Fund was the only prudent cause of action due to a number of factors:

1. Small Fund Size; High Expense Ratio. As of June 30, 2003, 2002, the Fund’s net assets had declined as a result of market factors to approximately only $7.78 million (unaudited) from approximately 9.1 million at December 31, 2001 and approximately 9.6 million at December 31, 2000. This decline in net assets results in the Fund’s fixed expenses being spread over a smaller capital base resulting in an uncompetitively high expense ratio. The Board determined that the Fund’s present relatively small size precluded the Fund’s future efficient operation absent (1) the expense reimbursements which Mr. Morgan, in his capacity as the Fund’s former investment advisor, had agreed to, or (2) infusions of significant new capital. For example, for the Fund's fiscal year ended December 31, 2002, the ratio of expenses to Average net Assets was 2.00% after payment of expense reimbursements. Had such reimbursements not been made in that fiscal year, the expense ratio would have been 3.00%.

Under the Fund’s prior advisory agreement with Mr. Morgan, Mr. Morgan was entitled to receive an annual fee of .80% of the average value of the Fund's net assets payable monthly, subject to an expense reimbursement provision. The expense reimbursement provision obligated Mr. Morgan to reimburse the Fund in the amount by which total operating expense of the Fund, exclusive of taxes, interest, brokerage fees and commissions, amortization and extraordinary expenses, exceeded 2% of the average annual net assets of the Fund.

For the fiscal year ended December 31, 2002, the Fund paid Mr. Morgan investment advisory fees totaling $65,482 and Mr. Morgan reimbursed the Fund the full amount of such advisory fees under the expense reimbursement provision.

Due to Mr. Morgan’s serious illness, at a meeting held February 26, 2003, the Board decided to terminate the advisory relationship with Mr. Morgan to avoid disruption of the investment management program for the Fund. At the same meeting, the Board authorized an interim advisory agreement with Fifth Third. Fifth Third advised the Board that it while it was willing to act as the Fund’s investment advisor under the expense reimbursement provision on an interim basis, it was unwilling to agree to an expense reimbursement provision beyond the date of the Fund’s 2003 Annual Meeting.

On March 4, 2003, the Fund entered into a written advisory agreement with Fifth Third. Mr. Morgan’s advisory agreement was simultaneously terminated. The advisory agreement with Fifth Third was approved by shareholders at the 2003 Annual Meeting in April. Under the advisory agreement as approved by shareholders, Fifth Third is no longer subject to any expense reimbursement obligation.

2. Withdrawal of Planned Rights Offering. A planned rights offering which would potentially have added significant new capital to the Fund, and spread its expenses over a larger capital base thereby making its expense ratio more competitive, was withdrawn from registration with the Securities and Exchange Commission shortly following the death of Mr. Morgan. Mr. Morgan had committed to purchase at least $1 million in additional shares through the rights offering. Following Mr. Morgan’s death, the Board was advised by the Estate that the Estate did not intend to purchase any additional shares in the rights offering if it proceeded. The Estate also made clear to the Board that its preference would be for the liquidation of the Fund. A similar indication was received from the Fund’s second largest shareholder who owns approximately 9.8% of the Fund’s shares. The Board determined that there was insufficient other shareholder interest in the rights offering to justify the expenses associated with proceeding, and withdrew the rights plan from registration. Additionally, the Board felt that uncertainties as to the Fund’s future viability created by the death of Mr. Morgan and the intentions of its largest shareholders made it imprudent to proceed with the rights offering.

Because the Fund is a closed-end fund, the addition of significant additional capital to the Fund through means other than a rights offering was deemed unlikely by the Board unless the Fund were to convert to an open-end fund thereby permitting it to sell additional shares in the open market on a continuous basis. Even then, conversion to an open-end fund would not result in the addition of significant additional capital without access to credible distribution channels to sell additional shares. In discussions with possible distribution channels, the Fund was unable to develop sufficient interest to merit further consideration of conversion to an open-end fund.

3. Possible Sale or Merger of the Fund. The Board considered various alternatives for the Fund, including selling the Fund or reorganizing the Fund with another mutual fund with similar investment objectives and focus. However, after conducting discussions with several interested parties, the Fund’s management determined that very limited interest and probable high transaction costs made further investigation of a possible sale or merger transaction not feasible.

The Board, including all of the directors who are not "interested persons" of the Fund (as that term is defined in the Investment Company Act of 1940), then unanimously adopted resolutions approving the Plan, declaring the proposed liquidation and dissolution in the best interests of the Fund and all shareholders and directing that the Plan be submitted to the shareholders of the Fund for their consideration.

LIQUIDATION VALUE

If the Plan is adopted by the Fund's shareholders at the Special Meeting, as soon as practicable after the consummation of the sale of all of the Fund's portfolio securities and the payment (or provision for payment) of all of the Fund's known expenses, charges, liabilities and other obligations, including those expenses incurred in connection with implementing the Plan, and the payment of ordinary and capital gains dividends, each shareholder of the Fund will receive a cash distribution in an amount equal to the net asset value per share, together with accrued and unpaid dividends and distributions, of the shareholder's shares of the Fund (the "Liquidation Distribution"). Such net asset value per share will be determined in accordance with the Fund’s current Prospectus and Statement of Additional Information. It is anticipated that Liquidation Distributions shall be paid directly by check made payable to the shareholder of record.

FEDERAL INCOME TAX CONSEQUENCES

General. The following summary provides general information with regard to the federal income tax consequences to shareholders upon receiving the Liquidation Distribution pursuant to the Plan. This summary also discusses the effect of federal income tax provisions on the Fund resulting from its liquidation and dissolution. However, the Fund has not sought a ruling from the Internal Revenue Service (the "IRS") with respect to its liquidation and dissolution. The statements below are, therefore, not binding upon the IRS, and there can be no assurance that the IRS will concur with this summary or that the tax consequences to any shareholder upon receipt of a Liquidation Distribution will be as set forth below.

Shareholders will be notified of their respective shares of ordinary and capital gain dividends for the Fund’s final fiscal year in normal tax-reporting fashion.

This summary is based on the tax laws and regulations in effect on the date of this Proxy Statement, all of which are subject to change by legislative or administrative action, possibly with retroactive effect.

The information below is only a summary of some of the federal tax consequences generally affecting the Fund and its individual U.S. shareholders resulting from the liquidation of the Fund. This summary does not address the particular federal income tax consequences applicable to shareholders other than U.S. individuals nor does it address state or local tax consequences. Tax consequences may affect shareholders differently depending on their particular tax situations unrelated to the Liquidation Distribution, and, accordingly, this summary is not a substitute for careful tax planning on an individual basis. Shareholders are encouraged to consult their personal tax advisers concerning their particular tax situations and the impact of receiving the Liquidation Distribution. The receipt of the Liquidation Distribution may result in tax consequences that are unanticipated by shareholders.

If a shareholder has failed to furnish a correct taxpayer identification number or has failed to certify that he or she has provided a correct taxpayer identification number and that he or she is not subject to "backup withholding," the shareholder may be subject to a 31.5% backup withholding tax with respect to any ordinary or capital gains dividends as well as the Liquidation Distribution. An individual's taxpayer identification number is his or her social security number. Certain shareholders specified in the Internal Revenue Code of 1986 (the "Code"), may be exempt from backup withholding. The backup withholding tax is not an additional tax and may be credited against a taxpayer's federal income tax liability.

The Fund. As discussed above, pursuant to the Plan, the Fund will sell its assets, pay or make provisions for the payment of all liabilities, distribute the remaining proceeds to its shareholders and dissolve. The Fund anticipates that the Fund will retain its qualification as a regulated investment company under the Code during the liquidation period. If the Fund maintains its tax qualification, it will not be taxed on any of its net capital gains realized from the sale of its assets.

Individual Shareholders. For federal income tax purposes, a shareholder's receipt of the Liquidation Distribution will be a taxable event and will be treated as a sale of the shareholder's shares of the Fund in exchange for the Liquidation Distribution. Each shareholder will recognize a gain or loss in an amount equal to the difference between the adjusted tax basis in his or her shares and the Liquidation Distribution he or she receives from the Fund. If the shares are held as a capital asset, the gain or loss will generally be characterized as a capital gain or loss. If the shares have been held for more than one year, any gain will constitute a long-term capital gain taxable to individual shareholders at a maximum rate of 15%, and any loss will constitute a long-term capital loss. If at the time of receiving the Liquidation Distribution, the shareholder has held the shares for not more than one year, any gain or loss will generally be a short-term capital gain or loss. If, however, the shareholder has held the shares for six months or less and has received capital gains dividends with respect to the shares, any loss realized will be a long-term capital loss to the extent of such capital gains dividend.

Pension Plans. The receipt of a Liquidation Distribution by a qualified pension or deferred compensation plan ("qualified plan") that holds shares will not be taxable to the qualified plan or its beneficiaries for federal income tax purposes.

IRA’s. The receipt of a Liquidation Distribution by an individual retirement account ("IRA") that holds shares will not be taxable to the IRA owner for federal income tax purposes. If, under the terms of the IRA, the Liquidation Distribution must be distributed to the IRA owner, however, the distribution would be taxable for federal income tax purposes and, if the owner has not attained age 59 1/2, generally also would be subject to an additional 10% early withdrawal tax. Nonetheless, in such a circumstance, a taxable event may be avoided either (i) by transferring the IRA account balance before it is distributed directly to another IRA custodian or trustee or (ii) by rolling over the distribution within 60 days of the date of the distribution to another IRA. An IRA may be rolled over only once in any one-year period; therefore, a rollover will not be an available alternative if the IRA owner rolled over an earlier distribution from the IRA at any time within the one-year period preceding the date of the distribution. There are many rules governing IRAs and the transfer and rollover of IRA assets. In addition, tax results may vary depending on the status of the IRA owner. Therefore, owners of IRAs that will receive Liquidation Distributions should consult with their own tax advisers concerning the consequences of the Liquidation Distribution in advance of the Liquidation Distribution.

LIQUIDATION DISTRIBUTION

At present, the date on which the Fund will be liquidated and will pay Liquidation Distributions to its shareholders is uncertain. However, it is anticipated that if the Plan is adopted by the shareholders of the Fund, such liquidation would occur on or about November 14, 2003 (the "Liquidation Date"). If the Plan is approved, shareholders holding Fund shares as of the close of business on November 13, 2003, would receive their Liquidation Distribution on the Liquidation Date without any further action on their part.

CONCLUSION

Approval of the Plan requires the affirmative vote of the holders of a majority of the Fund’s outstanding shares. Approval of the Plan is assured based upon the expressed intention of the Estate, which owns approximately 51.5% of the Fund’s outstanding shares, to vote in favor of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL ADOPTING THE PLAN OF DISSOLUTION AND LIQUIDATION.

INFORMATION REGARDING THE ADVISER

AND OTHER SERVICE PROVIDERS

The Adviser is a wholly-owned subsidiary of Fifth Third Bank, Cincinnati, Ohio. The Adviser is an Ohio corporation whose address is 1404 East 9th Street, Cleveland, OH 44114. The Adviser was founded in 1975 and is registered as an investment adviser with the Securities and Exchange Commission.

The Fund has an Accounting Services Agreement with Mutual Shareholder Services, LLC. Mutual Shareholder Services, LLC was formerly an affiliate of Fifth Third / Maxus Investment Advisors. On January 1, 2001, it was purchased by a private buyer. Mutual Shareholder Services, LLC is an Ohio Limited Liability Company whose address is 8869 Brecksville Road, Suite C, Brecksville, OH 44141. The Accounting Services Agreement provides that Mutual Shareholder Services, LLC. will maintain the current books, accounts, records, journals or other records of original entry relating to the business of the Fund.

BENEFICIAL OWNERSHIP

As of September 5, 2003, the only persons known by the Fund to be the beneficial owners of more than 5% of the outstanding shares of the Fund are: (1) the Estate of Burton D. Morgan, c/o Mr. Patrick J. Weschler, 50 S. Main Street, Akron, Ohio 44319-1500. Mr. Weschler is the co-executor of the Estate of Burton D. Morgan which owns 605,558 shares (approximately 51.5%) of the outstanding shares; and (2) Luke E. Sims, 777 E. Wisconsin Ave., Suite 3700, Milwaukee, Wisconsin, who owns 115,136 shares (approximately 9.8%) of the outstanding shares.

OTHER MATTERS

The Fund knows of no business to be brought before the Meeting except the Proposal to approve the Plan. If, however, any other matters properly come before the Meeting, the persons named in the enclosed form of proxy intend to vote on such matters in accordance with their best judgment.

REVOCATION OF PROXIES

Any person giving a proxy has power to revoke it at any time prior to its exercise by executing a superseding proxy or by submitting a notice of revocation to the Secretary of the Fund. In addition, a shareholder present at the Meeting may withdraw his proxy and vote in person. All properly executed and unrevoked proxies received in time for the Meeting will be voted in accordance with the instructions contained therein. If no specification is made on a proxy, it will be voted for the adoption of the Plan of Dissolution and Liquidation.

SOLICITATION OF PROXIES

Proxies will be solicited by mail and may also be solicited in person or by telephone by Officers or Directors of the Fund. The cost of preparing and mailing this statement and the accompanying form of notice and proxy will be borne by the Fund.

Although neither Ohio law nor the Articles of Incorporation or current Code of Regulations of the Fund specifically provide for such matters, the Fund's policy and practice is that (i) properly executed proxies that are marked abstain or are held in street name by brokers that are not voted on one or more proposals (if otherwise voted on at least one proposal) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting, and (ii) abstentions and broker non-votes will not be treated as either a vote for or a vote against any of the proposals to which such abstention or broker non-vote applies.

PROPOSALS OF SECURITY HOLDERS

If the Plan is adopted by the Fund’s shareholders at the Special Meeting, the Fund will be dissolved shortly thereafter under Ohio law and will hold no further shareholder meetings. As noted above, approval of the Plan is assured based upon the expressed intention of the Estate to vote in favor of the Plan. In the highly unlikely event that the Plan is not so approved, and the Fund holds an Annual Meeting in 2004, proposals of shareholders intended to be presented at the 2004 Annual Meeting must be received by the Fund no later than December 31, 2003 for inclusion in the Fund's proxy statement and form of proxy relating to that meeting. The mailing address of the Fund is 1404 East 9th Street, Cleveland, OH 44114.

BY ORDER OF THE BOARD OF DIRECTORS

James C. Onorato

Secretary

October 1, 2003

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APPENDIX A

PLAN OF DISSOLUTION AND LIQUIDATION

OF

MORGAN FUNSHARES, INC.

The Board of Directors (the “Board”) of Morgan FunShares, Inc. (the "Fund"), an Ohio corporation, has approved, subject to shareholder approval, a complete liquidation of the Fund in accordance with the procedures set forth in this Plan of Dissolution and Liquidation (the "Plan") as being in the best interests of the Fund and its shareholders. The Board has directed that the Plan be submitted to the holders of the outstanding voting shares of the Fund for their adoption or rejection at a Special Meeting of Shareholders and has directed the distribution of a Proxy Statement (the "Proxy Statement") in connection with the solicitation of proxies for such Special Meeting. Upon shareholder approval of the Plan, the Fund will voluntarily dissolve and completely liquidate in accordance with the provisions of Section 1701.86, Ohio Revised Code.

Effective Date: The effective date of the Plan (the "Effective Date") will be the date on which the Plan is approved by shareholders of the Fund.

1. Liquidation and Distribution of Assets. The Board authorizes and directs the Fund’s investment advisor, Fifth Third Asset Management, commencing as soon as possible after the Effective Date, but in an orderly fashion, to engage in such transactions as may be appropriate for the Fund's liquidation and dissolution. Fifth Third Asset Management is directed to complete such process by no later than November 14, 2003, subject to market conditions.

2. Payment of Fund Liabilities and Obligations. The Fund will pay or discharge, or set aside a reserve fund for, or otherwise provide for the payment or discharge of, any known charges, taxes, expenses, liabilities and obligations, including, without limitation, contingent liabilities, whether then due or accrued or anticipated.

3. Distribution to Fund Shareholders. As soon as practicable after the Effective Date, the Fund will liquidate and distribute pro rata on the date such liquidation is completed (the "Liquidation Date") to its shareholders of record as of the close of business on November 13, 2003, all of the remaining assets of the Fund in complete cancellation and redemption of all the outstanding shares of that Fund, except for cash, bank deposits or cash equivalents in an estimated amount necessary to (i) discharge any unpaid liabilities and obligations of the Fund on the Fund's books on the Liquidation Date, including, but not limited to, income dividends and capital gains distributions, if any, payable through the Liquidation Date, and (ii) pay or provide for the payment of such contingent liabilities as the Board may reasonably deem to exist.

4. Legal Requirements. The Board authorizes and directs the Fund’s officers, in consultation with the Fund’s legal counsel, Buckingham, Doolittle & Burroughs, LLP, to take all such actions, and do all such other things as may be required to implement this Plan in accordance with all applicable legal and contractual requirements, including, without limitation, (a) the publication of a notice of dissolution and the giving of notices to creditors of the Fund pursuant to Section 1701.87, Ohio Revised Code; (b) the filing of a Certificate of Dissolution with the Secretary of State of Ohio pursuant to Section 1701.86(F), Ohio Revised Code, accompanied by the affidavit and the receipts, certificates or other evidence contemplated or required by Section 1701.86(H), Ohio Revised Code; (c) the taking of any necessary actions, including filings and/or notifications with the U.S. Securities Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 terminating the Fund’s registration as a closed-end investment company and deregistering its shares under such acts; (d) the giving of any required notice to Nasdaq delisting the Fund’s shares from the Nasdaq Small Cap Market.

5. Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without shareholder approval if it determines that such action would be advisable and in the best interests of the Fund and its shareholders. If any amendment or modification appears necessary and in the judgment of the Board will materially and adversely affect the interests of the Fund’s shareholders, such an amendment or modification will be submitted to shareholders for approval. In addition, the Board may abandon this Plan without shareholder approval at any time prior to the Liquidation Date if it determines that abandonment would be advisable and in the best interests of the Fund and its shareholders.

6. Powers of Board and Fund Officers. The Board and the officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other actions as the Board and the officers of the Fund deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Fund in accordance with the Internal Revenue Code of 1986, the articles of incorporation and code of regulations of the Fund and Ohio law, including, without limitation, the preparation and filing of required tax returns. The death, resignation or other disability of any Director or officer of the Fund will not impair the authority of the surviving or remaining Directors or officers of the Fund (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Directors will have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies will not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in this Plan.

5. Continued Corporate Existence While Winding Up Fund Affairs. On or after the Effective Date the Fund will continue its corporate existence but will not carry on business except for the purpose of winding up its affairs by (a) collecting its assets; (b) selling or otherwise transferring, with or without security, all assets which are not to be distributed to its shareholders; (c) paying its just debts and other liabilities; and (d) doing all other acts incident and proper to liquidation of its business and affairs. The Fund will not engage in any business activities, except to the extent necessary to preserve the value of the Fund’s assets, wind up its business and affairs, discharge and paying all Fund liabilities and distribute the Fund’s assets to its shareholders in accordance with the Plan and the Fund’s articles of incorporation.

9. Expenses of Liquidation. The expenses of carrying out the terms of this Plan will be borne solely by the Fund.

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